Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:

Barbara Ryan

Clermont Partners

203.274.2825

bryan@esperion.com

Esperion Therapeutics Provides ETC-1002 Development Program Update; Reports First Quarter 2015 Financial Results

Conference Call and Webcast Today, May 7, 2015 at 4:30 p.m. Eastern Time

Ann Arbor, Mich., — (Marketwired — May 7, 2015) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-cholesterol) lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers, today provided ETC-1002 (bempedoic acid) development program updates and financial results for the first quarter ended March 31, 2015.

“Esperion had another truly transformational quarter,” said Tim M. Mayleben, president and chief executive officer of Esperion. “Following the recently announced positive Phase 2b add-on to statin clinical study results of ETC-1002, we are actively preparing to meet with FDA in the third quarter and eager to advance ETC-1002 into Phase 3 development before year end. We have a strong balance sheet, full ownership of the program and tremendous confidence in our ability to execute on the development program for ETC-1002 in primary hyperlipidemia.”

First Quarter Development Program Highlights

•                  January 12, 2015: Esperion announced the submission of responses to FDA for both the ETC-1002 PPAR and 240 mg partial clinical holds. In addition, the United States Adopted Names Council assigned “bempedoic acid” as the non-proprietary name for ETC-1002.

•                  February 2, 2015: Esperion announced removal of the ETC-1002 PPAR partial clinical hold by the FDA, allowing Esperion to conduct clinical studies of longer than six months in duration.

•                  March 14, 2015: Dr. Paul Thompson, director of cardiology at Hartford Hospital, presented full results from the Phase 2b ETC-1002-008 clinical study in patients with hypercholesterolemia, with or without statin intolerance, in a moderated poster session during the American College of Cardiology Annual Scientific Session.  Of note, patients treated with a combination of ETC-1002 and ezetimibe achieved up to 50 percent LDL-cholesterol lowering.

•                  March 17, 2015: Esperion announced positive top-line results from the Phase 2b ETC-1002-009 clinical study evaluating ETC-1002 as an add-on to statins. ETC-1002-treated patients achieved up to 24 percent incremental reductions in LDL-cholesterol along with up to 30 percent incremental reductions in hsCRP.

•                  March 24, 2015: Esperion completed a follow-on public offering raising over $200 million.

Upcoming Milestones

•                  Mid-year 2015, Esperion expects to announce top-line results from the Phase 2 ETC-1002-014 clinical study. This study enrolled 144 patients to evaluate the LDL-cholesterol lowering efficacy of ETC-1002 versus placebo in patients with both hypercholesterolemia and hypertension.

•                  Third quarter 2015, Esperion expects to hold an End-of-Phase 2 meeting with FDA for ETC-1002.

•                  Before year end, Esperion expects to initiate a Phase 3 clinical development program for ETC-1002.

2015 First Quarter Financial Results

As of March 31, 2015, cash and cash equivalents and investment securities available-for-sale totaled $322.7 million compared with $141.6 million at December 31, 2014.

Research and development expenses were $7.4 million for the first quarter of 2015, compared to $5.4 million for the comparable period in 2014. The increase in research and development expenses is primarily related to the further clinical development of ETC-1002.

General and administrative expenses were $4.0 million for the first quarter of 2015, compared to $2.5 million for the comparable period in 2014. The increase in general and administrative expenses was primarily attributable to costs to support public company operations, increases in headcount, which includes increased stock-based compensation expense, and other costs to support Esperion’s growth.

Esperion had a net loss of $11.5 million for the first quarter of 2015, compared to $7.9 million for the comparable period in 2014.

Esperion had approximately 22.5 million shares of common stock outstanding, with another 2.5 million issuable upon exercise of stock options and warrants, and $5.0 million of debt outstanding as of March 31, 2015.

2015 Financial Outlook

Esperion expects that the net cash used to fund operating activities in 2015 will be approximately $42 million and that its cash and cash equivalents and investment securities will total approximately $290 million at December 31, 2015. The Company estimates that current cash resources are sufficient to fund the Company through 2018 and the expected approval of ETC-1002.

Conference Call and Webcast Information

Esperion’s management will host a conference call to provide an update on the ETC-1002 development program, review financial results for the first quarter ended March 31, 2015, and discuss the outlook for the remainder of the year. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 92733088. A live, listen-only webcast of the conference call can be accessed on the investor relations section of the Esperion website at www.esperion.com. A webcast replay of the call will be available approximately two hours after completion of the call and will be archived on the company’s website for two weeks.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with cardiometabolic diseases. The Esperion team leverages its understanding of, and experience with, key biological pathways to discover and develop innovative therapies for the treatment of patients with hypercholesterolemia who have uncontrolled cholesterol levels despite the use of currently available therapies. Esperion has assembled a portfolio of programs including one product candidate in late-stage clinical evaluation (ETC-1002) and two preclinical product candidates.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-cholesterol-lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers. ETC-1002, Esperion’s lead product candidate, is a first-in-class, orally available, once-daily small molecule designed to lower elevated LDL-cholesterol levels and avoid the side effects associated with currently available LDL-cholesterol lowering therapies. ETC-1002 is being developed for patients with primary hyperlipidemia and mixed dyslipidemia. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, ETC-1002. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that positive results from a clinical study of ETC-1002 may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or the risk that other unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$208,641	$85,038
Working capital	272,887	101,208
Investments	114,078	56,544
Total assets	325,221	143,276
Total long-term debt	3,855	4,231
Common stock	22	20
Accumulated deficit	(115,904)	(104,438)
Total stockholders’ equity	314,427	133,554

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating expenses:
Research and development	$7,390	$5,400
General and administrative	4,035	2,490
Total operating expenses	11,425	7,890
Loss from operations	(11,425)	(7,890)

Interest expense	(134)	—
Other income, net	93	16
Net loss	$(11,466)	$(7,874)
Net loss per common share (basic and diluted)	$(0.56)	$(0.51)
Weighted average shares outstanding (basic and diluted)	20,589,293	15,369,055